AMENDED AND RESTATED
                              CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT is entered into effective the 20th day of March, 2002, at Houston, Texas, Between GK INTELLIGENT SYSTEMS, INC., a Delaware corporation ("Corporation" or "GKIS") and DICK MEADOR ("MEADOR") as an amendment to and restatement of the Consulting Agreement executed by the same parties on March 14, 2002.

WHEREAS, GKIS is in the business of providing artificial intelligence based education, training and performance support and is based in Houston, Texas; and

WHEREAS, GKIS desires that MEADOR consult with GKIS on the resurrection of the company's operations in the domestic and international marketplace; and

WHEREAS, MEADOR desires to acquire an equity interest in the Corporation's common stock; and GKIS considers it to be in its best interest that MEADOR assume a position as a member of the GKIS Board of Directors;

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

     1. Agreement to Provide Consulting Services. Upon election by consent of the majority of the shares of GKIS, MEADOR agrees to assume a position on the GKIS Board of Directors for the term of this agreement. In this capacity, MEADOR agrees to act as an adviser to GKIS and mentor its management, and to apprise GKIS of operational developments as MEADOR in his sole discretion shall deem appropriate. In addition, MEADOR agrees to help GKIS establish its initial operational infrastructure, making himself reasonably available to mentor and advise GKIS directors, officers and management periodically during the term of this agreement, all on a part-time basis as parties mutually agree.

     2. Position on GKIS Board of Directors. The Corporation, acting through it existing Board of Directors, will appoint MEADOR as a member of the Board of Directors for the term of this agreement.

     3. Compensation. As compensation for the services to be rendered hereunder, GKIS will issue MEADOR two hundred fifty thousand post-split (250,000) shares of GKIS common restricted stock (the "Initial Shares"), subtracting 100,000 shares which have already been issued under the previous agreement, thus netting a total of 150,000 shares to be issued as soon thereafter as practicable. GKIS shall tender the Initial Shares to MEADOR, provided that any law or regulation requires the Corporation to take any action with respect to the Initial Shares before the issuance thereof, then the date of delivery for such shares shall be extended for the period necessary to take such action.

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     4.   Agreement to Relinquish. In the event of MEADOR's failure of performance or early termination of this agreement as set out herein, MEADOR agrees to return (relinquish) to GKIS any unvested Initial Shares as defined herein. Each month during the term of this agreement, one-twelfth of the 150,000 shares shall no longer be subject to such required relinquishment to GKIS, or in other words, such shares shall vest. The shares remaining after the previous month's fractions of shares have vested shall be considered unvested. The Initial Shares shall immediately and automatically vest upon material breach by GKIS of this agreement or any of its warranties and representations, without notice or action by MEADOR, and shall no longer be subject to relinquishment.

     5. Rights Prior to Issue. MEADOR shall have no rights as a stockholder with respect to the Initial Shares until such shares are issued.

     6. Prior Agreements. Except as set out herein, this agreement supersedes and is in lieu of any and all prior or contemporaneous agreements, communications or understandings, whether written or unwritten, verbal or tacit, implied by prior dealings, between and among any of the parties, their predecessors or affiliates with respect to the matters set out herein and therein, respectively.

     7. Amendment in Writing. No amendment, modification or change to this agreement shall be binding unless in writing, signed by all the parties hereto.

     8. Agreement Binding. This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, administrators, executors, legal representatives, successors, assigns (including remote, as well as immediate, successors to and assignees of said parties).

     9. Representations, Warranties and Agreements of MEADOR. MEADOR represents, warrants and agrees as follows:

          a. No Registration. MEADOR is aware that the Shares have not been registered nor is registration contemplated under the Securities Act of 1933, and accordingly, that the Shares must be held indefinitely unless they are subsequently registered under said Act or unless, in the opinion of counsel for the Corporation, a sale or transfer may be made without registration thereunder. MEADOR agrees that any certificates evidencing the Shares may bear a legend restricting the transfer thereof consistent with the foregoing and that a notation may be made in the records of the Corporation restricting the transfer of the Shares in a manner consistent with the foregoing.

          b. No Preemptive Rights. MEADOR acknowledges and agrees that he has no preemptive rights with respect to the Shares to be conveyed hereunder.

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     10.  Representations, Warranties and Agreements of GKIS. GKIS represents, warrants and agrees as follows:

          a. Authority. GKIS is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, with full corporate power and authority to carry on its business as it is now being conducted, to own or hold under lease the properties and assets it now owns or holds under lease, and to enter into and perform its obligations under this agreement. The execution and delivery of this agreement and the consummation of all the transactions contemplated thereby have been duly authorized by all necessary corporate action on behalf of GKIS. The persons signing on behalf of GKIS are duly authorized to do so and this agreement will be binding upon GKIS. GKIS is not subject to any lien or encumbrance of any kind nor is it subject to any agreement, instrument, order, or decree of any court or government body which would prevent consummation of the transaction contemplated by this agreement.

          b. No Suits Pending. There are no actions, suits, or proceedings pending, outstanding or threatened, against or affecting GKIS or any of the assets, properties or business of GKIS at law or in equity, or before or by any governmental authority, except as set out in its filings with the SEC or otherwise disclosed to MEADOR.

          c. No Violations of Laws. To the best of its knowledge, GKIS is not in default or violation under any law, ordinance or regulation, or with respect to any order, writ, injunction, decree, or demand of any court or any governmental authority, or in the payment of any indebtedness for borrowed money or under the terms or provisions of any agreement or instrument evidencing or securing any such indebtedness except as disclosed to MEADOR.

          d. Governmental Agencies. GKIS will comply with the requirements of all applicable laws, regulations, and requirements pertaining to GKIS.

          e. Information Provided. To the best of its knowledge, all information provided by GKIS to MEADOR was and is accurate in all material respects and did not or does not, to the best of GKIS' knowledge, omit any information necessary to make such information and documentation necessary.

          f. Financial Statements. GKIS has delivered to MEADOR its audited annual report for the fiscal year ended December 31, 1998, as set out in its Form 10K-SB, and its latest unaudited quarterly financial statements, as set out in its Form 10Q-SB. The financial statements present fairly the financial position and results of operations of GKIS prior to closing its doors in June, 1999.

          g. Licenses and Permits. GKIS has all licenses, permits, approvals, consents, orders, rights and other authorizations necessary to enable it to conduct its business as currently conducted.

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          h.   No Undisclosed Liabilities. Except as set out in its audited annual report or quarterly unaudited financial statements, and as otherwise disclosed to MEADOR, GKIS has no liabilities or obligations.

          i. No Conflict with Other Documents. Neither the execution and delivery of this agreement nor the carrying out of this transaction will result in any violation, termination or modification of, or be in conflict with GKIS' charter documents or bylaws, any contract or agreement to which GKIS is a party or is bound, or result in the creation of any lien or encumbrance upon any of the properties or assets of GKIS.

          j. Status of Shares to be Issued. All issued Shares of capital stock of GKIS are, and upon issuance to MEADOR in accordance with the terms of this agreement, the Shares will also be, duly authorized, validly issued and fully-paid and non-assessable. The Shares to be issued by GKIS hereunder are, and will be when issued, free and clear of all encumbrances, except as set out in this agreement.

     11. Term of Agreement. This agreement shall be in effect for twelve (12) months, starting and counting the date of execution, unless terminated by either party pursuant to the provisions contained herein.

     12.  Termination of Agreement. This agreement may be terminated as follows:

          a. Illness or Other Incapacity. If MEADOR, during the term of this agreement, shall fail to perform his duties hereunder as a result of illness or other incapacity which shall continue for a period of more than six weeks, the Corporation shall have the right to terminate this agreement and the employment hereunder as of a date to be specified in a written notice of termination sent to MEADOR, such date to be not less than ten (10) days following receipt of said notice. The Initial Shares shall be fully vested as of the date of termination and will not be subject to return to GKIS.

          b. Conduct. If MEADOR shall willfully violate any law; embezzle or otherwise steal from the Corporation; use liquor or drugs to an extent which has a visible detrimental effect on his services; conduct himself publicly or privately in a manner which offends against decency or causes him to be held in public ridicule or causes public scandal, the Corporation shall have the right to terminate this agreement and employment hereunder upon notice given in the manner specified in 12.a. In the event of termination under this Subparagraph 12.b., vesting of the Initial Shares shall cease, GKIS shall have no further obligation to MEADOR under this agreement, and MEADOR shall relinquish all unvested Initial Shares.

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          c.   Unilateral Termination, if any, by MEADOR. MEADOR may terminate this agreement and employment hereunder effective as of a date to be specified in a written notice of termination, such date to be not less than ten (10) days after delivery of the notice, and all vesting of the Initial Shares shall cease as of the end of the month during which termination is effective, GKIS shall have no further obligation to MEADOR under this agreement, and MEADOR shall return to GKIS all unvested Initial Shares, unless termination is the result of material breach by GKIS of the provisions of this agreement.

          d. Vesting of Initial Shares after Termination for Death or Disability. If MEADOR shall die during the term of this agreement, his legal representative or executor shall be entitled to receive any compensation which is unpaid and accrued from the date of his last payment until the date of his death, and this agreement shall terminate. All unvested Initial Shares shall immediately vest and not be subject to relinquishment to GKIS.

          e. Termination for Cause Other than Conduct. GKIS may terminate this agreement during the initial term if the Board of Directors determines that MEADOR has failed to perform his duties hereunder for a period of at least six weeks, and such failure is not due to illness or disability. Such termination shall be effective as of a date to be specified in a written notice of termination, such date to be the end of a month not less than ten (10) days after delivery of the notice, provided that during such 10-day (or greater) period MEADOR shall have opportunity to contest such termination to a meeting of the entire Board of Directors and the Board shall agree by a majority vote of its members that MEADOR shall be terminated for cause, and all vesting of Initial Shares shall cease as of such date and MEADOR shall relinquish to GKIS all unvested Initial Shares.

     13. Notices. All notices required hereunder shall be sent via certified mail, postage prepaid, if to GKIS, in care of Gary F. Kimmons, 2602 Yorktown Place, Houston, Texas, 77056, and if to MEADOR, in care of Dick Meador, 4111 Bellefontaine, Houston, Texas, 77025.

     14. Choice of Law. The parties agree that this agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, excluding any principle or provision thereof that would require application of the laws of any other jurisdiction.

     15. Arbitration. If the parties have any disagreement or dispute arising in connection with this agreement or the subject matter of this agreement that cannot be resolved amicably among the parties, such dispute shall, on the written request of either party, be submitted to arbitration, which will comply with and be governed by the provisions of the Texas Civil Practice and Remedies Code, Section 171.000, et seq., and the American Arbitration Association. Pursuant to Section 171.026(a) of the Texas Civil Practice and Remedies Code, arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in existence at the time of arbitration. The cost and expenses, including attorney's fees and the fees of arbitrators, shall be borne by the losing party or in such proportion as the arbitrators shall determine.

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     16.  Confidential Information. MEADOR shall hold in fiduciary capacity for the benefit of GKIS all secret or confidential information, knowledge or data relating to GKIS or any of its affiliated companies, and their respective businesses, which shall have been obtained by MEADOR during MEADOR's employment by GKIS or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by MEADOR or representatives of MEADOR in violation of this agreement). After termination of MEADOR's employment with GKIS, MEADOR shall not, without the prior written consent of GKIS or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than GKIS and those designated by it.


IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed on the day and year set forth above.




                                           GK INTELLIGENT SYSTEMS, INC.


                                                  /S/ Gary F. Kimmons
                                            By:  ______________________________
                                                  GARY F. KIMMONS, C.E.O.


                                                  /S/ Dick Meador
                                                -------------------------------
                                                DICK MEADOR

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